CONSENT OF INDEPENDENT AUDITORS


The Board of Directors
DENTSPLY International Inc.


We consent to incorporation by reference in the registration statements (Nos. 33-61780, 33-52616, 33-41775, 33-71972, 33-79094 and 33-89786) on
Form S-8 of DENTSPLY International Inc. of our report dated January 22, 1998, relating to the consolidated balance sheets of DENTSPLY International Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, stockholders' equity, and cash flows and related schedule for each of the years in the three year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of DENTSPLY International Inc.


                                   KPMG Peat Marwick LLP


Philadelphia, Pennsylvania
March 27, 1998



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